Exhibit 99

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. APPOINTS NEW DIRECTOR

ITASCA, IL, November 19, 2014 – Arthur J. Gallagher & Co. (NYSE: AJG) today announced that the Board of Directors has appointed D. John Coldman to serve on the company’s Board of Directors.

Mr. Coldman has over 45 years of insurance brokerage, management and financial services experience. He began his career at reinsurance broker WT Greig, later Greig Fester. In 1988 he became Managing Director at The Benfield Group, and in 1996, he was appointed Chairman. From 2001 to 2006, he was also Deputy Chairman and a Member of Council of Lloyd’s of London. He has been past Chairman of Brit Insurance and Omega Insurance. Mr. Coldman is involved with several charitable and educational organizations and is a former Governor of Tonbridge School, one of the U.K.’s leading independent schools.

“John’s extensive international insurance industry knowledge and specifically his experience within the Lloyd’s and the London marketplace will add a valuable perspective to our Board,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “His strong leadership qualities and personal integrity also make him an excellent addition to our team. Our Board and executive management team are confident that he will make a positive impact as we continue to build our company.”

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 30 countries and offers client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Contact: Marsha Akin

Director – Investor Relations

630-285-3501 or marsha_akin@ajg.com

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